Exhibit 99.1

Press Release

For further information:
Don Hardison	Melissa Hill
President and CEO	Media
EXACT Sciences Corporation	Porter Novelli Life Sciences
P: (508) 683-1270	P: (858) 527-3482
E:dhardison@exactsciences.com	E : mhill@pnlifesciences.com

Meeting held to Evaluate

Colon Cancer Screening Guidelines

Stool-Based DNA Testing Among Options Evaluated

Marlborough, MA — (June 15, 2006) — EXACT Sciences Corporation (Nasdaq: EXAS) announced today that members of the American Cancer Society Colorectal Cancer Advisory Committee and members of a Multi-Society Task Force on Colorectal Cancer convened this week in Atlanta, Georgia to discuss potential updates to current colon cancer screening guidelines. During this meeting, the members discussed, among other topics, the potential inclusion of stool-based DNA testing among the current colon cancer screening guidelines recommendations. In advance of the meeting, EXACT Sciences supplied the attendees with a variety of peer-reviewed articles, clinical evidence, economic analyses, and scientific research in support of stool-based DNA testing.

At this time, EXACT Sciences is not aware of the outcome of the meeting and intends to provide additional information as soon as practical after such information becomes available.

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer. Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated. Founded in 1995, EXACT Sciences is based in Marlborough, Mass. PreGen-Plus(TM) has not been approved or cleared by the Food & Drug Administration.

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